RISE COMPLETES UNDERWATER SURVEY OF NEW BRUNSWICK SHAFT

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New Brunswick Shaft successfully inspected by underwater remote operated vehicle.

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Existing mine shaft and timberwork appear to be in good condition to depth.

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Recent exploration drill intercept on Brunswick #1 Vein is located near the existing shaft.

February 20, 2018 – Vancouver, British Columbia – Rise Gold Corp. (CSE: RISE, OTC: RYES) (“Rise” or the “Company”) is pleased to announce it has successfully completed an initial underwater inspection of the New Brunswick mine shaft.

The Company previously announced the assay results from drill hole B-17-01 (“the Drillhole”), the first drill hole of the exploration drilling program at the Idaho-Maryland (“I-M”) Gold Project (see Rise news release of Jan. 3, 2018). The Drillhole intersected the Brunswick #1 Vein approximately 50 m below the B1600 level at a depth of ~540 m below surface and assayed 12.2 gpt gold over 14.9 m (7.8 m est. true width) including 63 gpt gold over 2.7 m (1.4 m est. true width).

This drill intercept at the Brunswick #1 Vein raises the possibility that there could be substantial gold mineralization in the developed upper levels of the mine near the existing mine shaft.

To support additional drill testing of the new exploration target at the Brunswick #1 Vein, the Company conducted an underwater survey of the existing New Brunswick vertical mine shaft in mid-February. The objective of this survey was to determine the current condition of the shaft which the Company believes is a valuable component of the I-M project.

NEW BRUNSWICK SHAFT SURVEY

The Company believes the existing New Brunswick vertical mine shaft (the “NB Shaft”) is a valuable component of the I-M project. The I-M mine is currently flooded and the Company completed an initial inspection of the shaft to determine its condition.

The NB Shaft was the primary entry and hoist for the historic production at the Idaho-Maryland Mine. The NB Shaft extends to a depth of 3400 ft (1036 m) below surface and connects to all major levels of the I-M Mine. The NB shaft consist of three timbered compartments and had historic skipping capacity of ~75 tons/hour using 6 ton skips and hoisting speed of 1250 feet per minute. There is potential to increase hoisting capacity further by using larger skips and increasing the hoisting speed.

The Company engaged Advanced Marine Services Corp. (“AMS”), from Lake Tahoe, California to conduct a preliminary inspection of the New Brunswick Shaft. AMS used a Seabotics LBV-300 remote operated vehicle (“ROV”) to survey the shaft down to a depth of ~760 ft (232 m). The ROV filmed the timberwork and center compartment of the shaft and entered the B580 level shaft station. The ROV survey confirmed that the NB Shaft remains open and the timberwork and guides appear to be in good condition to the depth surveyed. AMS subsequently tested the shaft to 2300 ft (701 m) with a weight and winch cable and the shaft is confirmed to remain open to at least this depth.

The Company believes it is likely that the submerged timberwork has been preserved. Decay, or rot, of wood by fungus requires the presence of oxygen.  Recent field testing of water quality from the New Brunswick Shaft consistently demonstrate very low oxygen levels and strongly reducing conditions within the water.  The reducing conditions and low oxygen levels indicate that wood mine timbers present below the water surface within the mine workings should not be susceptible to rotting.

The successful survey of the shaft allows the planning of future underwater inspections using an ROV capable of reaching the deepest levels of the shaft. Future ROV inspections could include the inspection of the shaft to the full depth of 3400 ft, inspections of mine levels, and core testing of the wooden timberwork to prove its structural strength for engineering studies.

The Company has added photos and video of the shaft survey to its website at www.risegoldcorp.com

The Company expects to provide further updates on the planned exploration drilling program at the Idaho-Maryland mine over the coming weeks.

About Rise Gold Corp

Rise is an exploration-stage mining company. The Company’s principal asset is the historic past producing Idaho-Maryland Gold Mine located in Nevada County, California, USA. The Idaho-Maryland Gold Mine is one of the United States’ greatest past producing gold mines with total past production of 2,414,000 oz of gold from 1866-1955. Rise is a US corporation incorporated in Nevada, USA and maintains its head office in Vancouver, British Columbia, Canada.

On behalf of the Board of Directors:

Benjamin Mossman

President, CEO and Director

Rise Gold Corp.

For further information, please contact:

RISE GOLD CORP

Suite 488, 1090 West Georgia Street

Vancouver, BC V6E 3V7

T: 604.260.4577

info@risegoldcorp.com

www.risegoldcorp.com

Benjamin Mossman, P.Eng, CEO of Rise Gold Corp, is the Qualified Person responsible for the technical content of this news release. The CSE has not reviewed, approved or disapproved the contents of this news release.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of applicable securities laws. Forward-looking statements are frequently characterized by words such as “plan”, “expect”, “project”, “intend”, “believe”, “anticipate”, “estimate” and other similar words or statements that certain events or conditions “may” or “will” occur.

Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. Such forward-looking statements are subject to risks, uncertainties and assumptions related to certain factors including, without limitation, obtaining all necessary approvals, meeting expenditure and financing requirements, compliance with environmental regulations, title matters, operating hazards, metal prices, political and economic factors, competitive factors, general economic conditions, relationships with vendors and strategic partners, governmental regulation and supervision, seasonality, technological change, industry practices, and one-time events that may cause actual results, performance or developments to differ materially from those contained in the forward-looking statements.  Accordingly, readers should not place undue reliance on forward-looking statements and information contained in this release. Rise undertakes no obligation to update forward-looking statements or information except as required by law.